UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
November 14, 2012

ESP RESOURCES, INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-52506	98-0440762
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9595 Six Pines Drive, Suite 6305, The Woodlands, Texas 77380
(Address of principal executive offices) (Zip Code)

(337) 706-7056
Registrant's telephone number, including area code
____________________________________________________
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

ESP Resources, Inc. (the “Registrant,” the “Company,” or “ESP”) issued Sixteen Percent (16%) Senior Secured Convertible Debentures (the “Debentures”) with common stock purchase warrants (the “Warrants”) (collectively the “Transaction”) and shares of restricted common stock on November 14, 2012 to Hillair Capital Management LLC and Next View Capital LP.

The Debentures are due on March 1, 2014. The aggregate principal amount of the combined Debentures is One Million Dollars ($1,000,000.00) with an interest rate of Sixteen Percent (16%) per annum. The interest is payable quarterly on March 1st, June 1st, September 1st, and December 1st, beginning on March 1, 2013. The Debentures are convertible at any time after the original issue date at a conversion price of $0.085 per share, subject to adjustments.  The Company, in its sole discretion, may choose to pay interest in cash, shares of Common Stock, or in combination thereof. At the Company’s election, it may, at any time after the Six (6) month anniversary of the Transaction’s closing date, deliver a notice to the holders to redeem all of the then outstanding principal amount of the Debentures for cash. In the event the Company defaults, the outstanding principal amount of the Debentures, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the debenture holders’ election, immediately due and payable in cash.

The Debentures are secured by certain assets of the Company. The Company’s subsidiary companies guaranteed the security agreement by agreeing to act as surety for the payment of the Debentures.

The number of shares of Common Stock available under the Warrants are equal to One Hundred Percent (100%) of the principal amount of the Debentures divided by the initial conversion price, with an exercise price equal to $0.09 per share, subject to adjustments. The Warrants contain a cashless exercise feature.

As further consideration for the Debentures, the Company issued a combined total of Four Million (4,000,000) shares of common stock to the investors.

Each investor received a Debenture, Warrants and shares of restricted common stock correlating to the amount of its respective investment.

The Company shall take all actions necessary to nominate and recommend shareholder approval for the appointment of One (1) director selected by Hillair Capital Management LLC to ESP’s Board of Directors.

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SIGNATURES

ESP RESOURCES, INC.

Dated: November 19, 2012	By:	/s/ David Dugas
David Dugas
Chief Executive Officer

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